As filed with the Securities and Exchange            Registration No. 333-128288
Commission on May 17, 2006
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                   POST-EFFECTIVE AMENDMENT NO. 3 TO FORM SB-2
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                -----------------

                               BLUE HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            NEVADA                                               88-0450923
(State or Other Jurisdiction of                               (I.R.S Employer
 Incorporation or Organization)                              Identification No.)


                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                                 (323) 725-5555
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                        of Principal Executive Offices)


                      PATRICK CHOW, CHIEF FINANCIAL OFFICER
                               BLUE HOLDINGS, INC.
                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                                 (323) 725-5555

                                    Copy to:

                             GREGORY AKSELRUD, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15821 VENTURA BOULEVARD, SUITE 525
                            ENCINO, CALIFORNIA 91436
                                 (818) 444-4500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Post-Effective Amendment.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securiteis Act, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
============================================= ================= ================= ==================== =============
            TITLE OF EACH CLASS                                 PROPOSED MAXIMUM       PROPOSED           AMOUNT OF
               OF SECURITIES                    AMOUNT TO BE     OFFERING PRICE    MAXIMUM AGGREGATE    REGISTRATION
              TO BE REGISTERED                 REGISTERED (1)     PER UNIT (2)    OFFERING PRICE (2)      FEE (3)
--------------------------------------------- ----------------- ----------------- -------------------- -------------
Common Stock, par value $.0001 per share...      23,351,822          $5.82           $135,907,604        $14,542
--------------------------------------------- ----------------- ----------------- -------------------- -------------
    TOTAL                                        23,351,822                          $135,907,604        $14,542
============================================= ================= ================= ==================== =============

(1) In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the NASDAQ Capital Market on May 12, 2006.

(3) A registration fee of $26,784 was paid with respect to 25,284,657 shares with the initial filing of the Registration Statement.

THIS POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 333-128288 SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933 ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(C), MAY DETERMINE.
================================================================================

--------------------------------------------------------------------------------
                                EXPLANATORY NOTE

         Pursuant to Rule 401(e) of the Securities Act of 1933, the Registrant is filing this Post-Effective Amendment No. 3 (the "Amendment") to Form SB-2 on Form S-3 to update information contained in the prospectus included in the Registrant's Registration Statement on Form SB-2, as amended (Registration No. 333-128288) (the "Registration Statement"). The Registration Statement was declared effective by the Securities and Exchange Commission on September 28, 2005.

                    Subject to Completion, Dated May 17, 2006

                               BLUE HOLDINGS, INC.

                                23,351,822 SHARES
                                  COMMON STOCK

         This prospectus relates to the offer and sale from time to time of up to 23,351,822 shares of our common stock that are held by the shareholders named in the "Selling Shareholders" section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

         Our common stock is quoted on the NASDAQ Capital Market under the symbol "BLUE." On May 12, 2006, the last reported sales price of the common stock on the NASDAQ Capital Market was $6.25 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary ........................................................    1
Risk Factors ..............................................................    4
Forward-looking Statements ................................................   10
Use of Proceeds ...........................................................   10
Principal and Selling Shareholders ........................................   11
Related Party Transactions ................................................   14
Relationships with Selling Shareholders ...................................   14
Plan of Distribution ......................................................   21
Legal Matters .............................................................   23
Experts ...................................................................   23
Limitation on Liability and Disclosure of Commission
  Position On Indemnification for Securities Act Liabilities ..............   23
Where You Can Find More Information .......................................   23


         You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         Except as otherwise indicated, information in this prospectus reflects a 1-for-29 reverse stock split of our common stock which took effect on and as of June 7, 2005.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. REFERENCES IN THIS PROSPECTUS TO "BLUE HOLDINGS," "WE," "OUR" AND "US" REFER TO BLUE HOLDINGS, INC. AND OUR CONSOLIDATED SUBSIDIARIES.

                                  OUR BUSINESS

         We design, develop, market and distribute high end fashion jeans, apparel and accessories under the brand names "Antik Denim," "Yanuk," "U" and "Taverniti So Jeans." We also plan to design, develop, market and distribute jeans and accessories under other brands that we may license or acquire from time to time. Our products currently include jeans, jackets, belts, purses and T-shirts. We currently sell our products in the United States, Canada, Japan and the European Union directly to department stores and boutiques and through distribution arrangements in certain foreign jurisdictions. We are headquartered in Commerce, California and maintain two showrooms in New York and Los Angeles. We opened a retail store in Los Angeles during August 2005.

                                  OUR INDUSTRY

         We operate in the high end fashion denim industry. Our competitors are companies such as Levi Strauss, Calvin Klein, Joe's Jeans, True Religion Apparel, Seven For All Mankind and Citizens of Humanity. Our competitive edge lies in our ability to create innovative concepts and designs, to develop products with extraordinary fit, and to expand our high quality fabrics and finishes, treatments and embellishments (including our patent pending pockets, hand stitching and embroidery detail).

                                   OUR HISTORY

         Blue Holdings, Inc. was incorporated in the State of Nevada on February 9, 2000 under the name Marine Jet Technology Corp. From our inception through January 2005, we focused on developing and marketing boat propulsion technology. Between January and February 2005, we entered into separate transactions whereby, among other matters, Keating Reverse Merger Fund, LLC ("KRM Fund"), an existing shareholder of the Company and a selling shareholder in this prospectus, agreed to purchase a substantial majority of our outstanding common stock, and Intellijet Marine, Inc., a company formed by our former majority shareholder and principal executive officer and director, Jeff P. Jordan, acquired all of our boat propulsion technology assets and assumed all of our then existing liabilities.

         Between February 4, 2005 and April 29, 2005, we existed as a public "shell" company with nominal assets.

         REVERSE ACQUISITION AND SIGNIFICANT DEVELOPMENTS IN 2005 AND 2006

         On April 14, 2005, we entered into an Exchange Agreement (the "Antik Exchange Agreement") with Antik Denim, LLC, a California limited liability company formed in September 2004 ("Antik"), the members of Antik (the "Antik Members"), and KRM Fund. The closing of the transactions contemplated by the Antik Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the outstanding membership interests of Antik (the "Antik Interests") from the Antik Members, and the Antik Members contributed all of their Antik Interests to us. In exchange, we issued to the Antik Members 843,027 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc.,
(ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis.

         At the closing, Antik became our wholly-owned subsidiary. The exchange transaction with Antik was accounted for as a reverse merger (recapitalization) with Antik deemed to be the accounting acquirer, and we were deemed to be the legal acquirer.

         As of May 9, 2006, the former members of Antik held approximately 86.8% of the outstanding shares of our common stock.

         On July 5, 2005, we entered into a license agreement with Yanuk Jeans LLC, a company wholly-owned by Paul Guez, to sell products under the "Yanuk" label. This agreement became effective as of July 1, 2005, and will expire on June 30, 2015. Under the terms of the agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of "Yanuk" branded products to the wholesale and retail trade. The agreement provides for annual royalty payments equal to six percent of all net sales that we generate from sale of the licensed products or annual minimum royalty payments. In addition, during the term of the license agreement, we have the option to purchase from Yanuk Jeans LLC the property licensed under the agreement.

         On September 8, 2005, Antik entered into an agreement with Titan Industries, Inc. that provides Titan with an exclusive right to use the "Antik Denim" trademark for the sale of men's and women's footwear in the United States and its possessions and territories, Canada and Mexico, and a right of first refusal for similar use of the trademark in Europe and South America.

         On October 6, 2005, we entered into a five-year license agreement with Yanuk Jeans LLC, effective October 5, 2005. Under the terms of the license agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk Jeans LLC's "U" brand products to the wholesale and retail trade. The agreement provides for annual royalty payments equal to five percent of all net sales that we generate from sale of the licensed products or annual minimum royalty payments. In addition, during the term of the license agreement, we have the option to purchase from Yanuk Jeans LLC the property licensed under the license agreement.

         On October 31, 2005, we entered into an Exchange Agreement (the "Taverniti Exchange Agreement") with Taverniti So Jeans, LLC, a California limited liability company formed in September 2004 ("Taverniti"), and the members of Taverniti (the "Taverniti Members"). Under the Taverniti Exchange Agreement, the Company acquired all of the outstanding membership interests of Taverniti (the "Taverniti Interests") from the Taverniti Members, and the Taverniti Members contributed all of their Taverniti Interests to the Company. In exchange, we issued to the Taverniti Members, on a pro rata basis, an aggregate of 500,000 shares of our Common Stock, par value $0.001 per share, and paid to the Taverniti Members, on a pro rata basis, an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000). At the closing of the exchange transaction, Taverniti became our wholly-owned subsidiary.

         Paul Guez, the Company's Chairman, Chief Executive Officer, President and majority shareholder, was and remains the sole manager and was a member of Taverniti. Elizabeth Guez, Paul Guez's spouse and the Company's former Chief Operating Officer, was a member of Taverniti. Two other members of Mr. and Mrs. Guez's family, including Gregory Abbou, the President of Taverniti, were the remaining members of Taverniti. Taverniti is the exclusive licensee for the design, development, manufacture, sale, marketing and distribution of the "Taverniti So Jeans" trademark in the denim and knit sports wear categories for men and women. It is paying royalties to Taverniti Holdings LLC in the ranges of

5-8 percent depending on the net sales of the licensed products pursuant to a license agreement with Taverniti Holdings LLC. Taverniti Holdings LLC is jointly owned by Paul Guez (60%) and Jimmy Taverniti (40%), the designer of the products for the brand, and Mr. Guez is the sole manager. The license agreement was signed in May 2004 and expires on December 31, 2015.

         On March 31, 2006, we entered into a Letter of Intent with Global Fashion Group, SA ("Global Fashion Group") to form a new joint venture company which will have a license to produce, manufacture and distribute apparel and accessories for our three principal brands, "Antik Denim," "Taverniti So Jeans" and "Yanuk," throughout Europe and other territories. The initial term of the license will be for two years, with automatic renewal for an additional three-year term if the joint venture achieves target net sales and is not in breach of the license. Under the terms of the Letter of Intent, the joint venture will pay to us a royalty of fifteen percent (15%) of all net sales of the licensed products and will pay guaranteed minimum royalties on an annual basis in the aggregate amount of EUR 13.4 million through 2010 assuming the license to the joint venture is renewed. The Letter of Intent provided for an upfront initial license fee of EUR 200,000. We will own one-half of the ownership interest in the joint venture and Global Fashion Group will own the remaining half. The joint venture will have a right of first refusal to license future brands developed by us and neither the joint venture nor Global Fashion Group are permitted to engage in competitive activities with respect to the products licensed to the joint venture during the term of the license. The parties are currently negotiating the final definitive documents for the transaction.

                             OUR CONTACT INFORMATION

         The address of our principal executive office is 5804 E. Slauson Ave. Commerce, CA 90040, and our telephone number is (323) 725-5555.

                                  THE OFFERING

Common stock offered..............  23,351,822    shares    by    the    selling
                                    shareholders

Common stock outstanding
   before this offering...........  26,057,200 shares

Common stock to be outstanding
   after this offering............  26,057,200 shares

Use of proceeds...................  We will not receive any of the proceeds from the sale of  shares of our  common  stock by
                                    the  selling   shareholders.   See  "Use  of
                                    Proceeds."

NASDAQ Capital Market symbol......  BLUE

Risk Factors......................  See "Risk Factors" beginning on page 4 for a
                                    discussion   of  factors   that  you  should
                                    consider   carefully   before   deciding  to
                                    purchase our common stock.

         In the table above, the number of shares to be outstanding after this offering is based on 26,057,200 shares outstanding as of May 9, 2006. The number of shares to be outstanding after this offering does not reflect the issuance of the following shares which are not being offered for sale under this prospectus:

o 697,000 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.41 per share, as of May 9, 2006; and

o 1,803,000 additional shares reserved for issuance under our 2005 Stock Incentive Plan, as of May 9, 2006.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

         WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY.

         Antik and Taverniti were formed in September 2004 to design, develop, manufacture, market, distribute and sell high end fashion jeans, apparel and accessories. As a result, we do not have a meaningful historical record of sales and revenues nor an established business track record. While our management believes that we have an opportunity to be successful in the high end fashion jean market, there can be no assurance that we will be successful in accomplishing our business initiatives, or that we will achieve any significant level of revenues, or continue to recognize net income, from the sale of our products.

         Unanticipated problems, expenses and delays are frequently encountered in increasing production and sales and developing new products, especially in the current stage of our business. Our ability to continue to successfully develop, produce and sell our products and to generate significant operating revenues will depend on our ability to, among other matters:

- successfully market, distribute and sell our products or enter into agreements with third parties to perform these functions on our behalf; and

-        obtain the financing required to implement our business plan.

         Given our limited operating history, our license agreements with Yanuk Jeans LLC, our acquisition of Taverniti, and our lack of long-term sales history and other sources of revenue, there can be no assurance that we will be able to achieve any of our goals and develop a sufficiently large customer base to be profitable.

         WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We may not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, management believes we have sufficient cash on hand and cash available through our factor to fund existing operations for the foreseeable future. However, in the future, we may need to raise additional funds through equity or debt financings or collaborative relationships, including in the event that we lose our relationship with our factor. This additional funding may not be available or, if available, it may not be available on commercially reasonable terms. In addition, any additional funding may result in significant dilution to existing shareholders. If adequate funds are not available on commercially acceptable terms, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

         FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD IMPAIR OUR BUSINESS.

         Management believes that we are poised for significant growth in 2006. However, no assurance can be given that we will be successful in maintaining or increasing our sales in the future. Any future growth in sales will require additional working capital and may place a significant strain on our management, management information systems, inventory management, sourcing capability, distribution facilities and receivables management. Any disruption in our order processing, sourcing or distribution systems could cause orders to be shipped late, and under industry practices, retailers generally can cancel orders or refuse to accept goods due to late shipment. Such cancellations and returns would result in a reduction in revenue, increased administrative and shipping costs and a further burden on our distribution facilities.

         Additionally, we intend from time to time to open and/or license retail stores focusing on the "Antik Denim," "Yanuk," "Taverniti So Jeans" and other brands, and to acquire and/or license other businesses and brands, as applicable, as we deem appropriate. If we are unable to adequately manage our retail operations, or to properly integrate any business or brands we acquire and/or license, this could adversely affect our results of operation and financial condition.

         WE CURRENTLY OWN OR LICENSE, AND OPERATE, A LIMITED NUMBER OF PRINCIPAL BRANDS. IF WE ARE UNSUCCESSFUL IN MARKETING AND DISTRIBUTING THOSE BRANDS OR IN EXECUTING OUR OTHER STRATEGIES, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

         While our goal is to employ a multi-brand strategy that will ultimately diversify the fashion and other risks associated with reliance on a limited product line, we currently operate, directly and through our wholly-owned subsidiaries Antik and Taverniti, a limited number of principal brands, most of which are being operated pursuant to very recent license or acquisition agreements. If we are unable to successfully market and distribute our branded products, or if the recent popularity of premium denim brands decreases, or if we are unable to execute on our multi-brand strategy to acquire and/or license additional companies and/or brands, as applicable, identified by our management from time to time, our results of operations and financial condition will be adversely affected.

         OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

         -        the timing of our introduction of new product lines;

         -        the level of consumer acceptance of each new product line;

         - general economic and industry conditions that affect consumer spending and retailer purchasing;

         -        the availability of manufacturing capacity;

         -        the seasonality of the markets in which we participate;

         -        the timing of trade shows;

         -        the product mix of customer orders;

         - the timing of the placement or cancellation of customer orders;

         -        the weather;

         -        transportation delays;

         -        quotas and other regulatory matters;

         -        the occurrence of charge backs in excess of reserves; and

         - the timing of expenditures in anticipation of increased sales and actions of competitors.

         As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

         THE FINANCIAL CONDITION OF OUR CUSTOMERS COULD AFFECT OUR RESULTS OF OPERATIONS.

         Certain retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such retailers and the risk that financial failure will eliminate a customer entirely. These retailers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor for our existing customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations. There can be no assurance that our factor will approve the extension of credit to certain retail customers in the future. If a customer's credit is not approved by the factor, we could assume the collection risk on sales to the customer itself, require that the customer provide a letter of credit, or choose not to make sales to the customer.

         OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         A portion of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries in which our products are imported may from time to time impose additional new duties, tariffs or other restrictions on their respective imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties assessed on products or other materials manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting duties or restrictions on products that may be imported into the United States from a particular country.

         Our ability to import raw materials in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

         OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS AND SUPPLIERS OF RAW MATERIALS REDUCES OUR ABILITY TO CONTROL THE MANUFACTURING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         We depend on independent contract manufacturers and suppliers of raw materials to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortages, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

         We do not have long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. While management believes that there exists an adequate supply of contractors to provide products and services to us, to the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill our requirements, our business would be harmed.

         We have initiated standards for our suppliers, and monitor our independent contractors' compliance with applicable labor laws, but we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of our contractors could result in us being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations.

         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         The loss of or inability to enforce our trademarks or any of our other proprietary or licensed designs, patents, know-how and trade secrets could adversely affect our business. If any third party copies or otherwise gains access to our trademarks or other proprietary rights, or develops similar products independently, it may be costly to enforce our rights and we would not be able to compete as effectively. Additionally, the laws of foreign countries may provide inadequate protection of intellectual property rights, making it difficult to enforce such rights in those countries.

         We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, third parties may bring claims against us alleging that we have infringed on their intellectual property rights or that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

         THE LOSS OF PAUL GUEZ OR OUR LEAD DESIGNERS WOULD HAVE AN ADVERSE EFFECT ON OUR FUTURE DEVELOPMENT AND COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

         Our success is largely dependent upon the expertise and knowledge of our Chairman, Chief Executive Officer and President, Paul Guez, and our lead designers, and our ability to continue to hire and retain other key personnel. The loss of Mr. Guez, or any of our other key personnel, could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on any of our management or key personnel, including Mr. Guez.

                          RISKS RELATED TO OUR INDUSTRY

         OUR SALES ARE HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

         OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS.

         The apparel industry is highly competitive. We face a variety of competitive challenges including:

         - anticipating and quickly responding to changing consumer demands;

         - developing innovative, high-quality products in sizes and styles that appeal to consumers;

         - competitively pricing our products and achieving customer perception of value; and

         -        the need to provide strong and effective marketing support.

         WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES TO SUCCEED.

         Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies retail and customer demand in a timely manner. The apparel business fluctuates according to changes in consumer preferences dictated in part by fashion and season. To the extent we misjudge the market for our merchandise, our sales may be adversely affected. Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

         OUR BUSINESS MAY BE SUBJECT TO SEASONAL TRENDS.

         In the experience of our management, operating results in the high end fashion denim industry have been subject to seasonal trends when measured on a quarterly basis. This trend is dependent on numerous factors, including:

         -        the markets in which we operate;

         -        holiday seasons;

         -        consumer demand;

         -        climate;

         -        economic conditions; and

         -        numerous other factors beyond our control.

                            OTHER RISKS RELATED TO US

         OUR SALE OF SECURITIES IN ANY EQUITY OR DEBT FINANCING COULD RESULT IN DILUTION TO OUR SHAREHOLDERS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR EARNINGS.

         Any sale of shares by us in future private placement or other offerings could result in dilution to our existing shareholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to fund our other activities, we may issue additional equity securities that could dilute our shareholders' stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our results of operations.

         INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

         As of May 9, 2006, our Chief Executive Officer, Paul Guez, Chief Financial Officer, Patrick Chow, and the two members of our Antik design team, Messrs. Naouri and Caugant, owned approximately 82.3% of the outstanding shares of our common stock. Paul and Elizabeth Guez, Mr. Guez's wife and the Company's former Chief Operating Officer, alone owned approximately 72.0% of the outstanding shares of our common stock at May 9, 2006. Accordingly, our executive officers and key personnel have the ability to affect the outcome of, or exert considerable influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

         OUR STOCK PRICE HAS BEEN VOLATILE.

         Our common stock was recently listed on the NASDAQ Capital Market, however, there can be substantial volatility in the market price of our common stock. The market price of our common stock has been, and is likely to continue to be, subject to significant fluctuations due to a variety of factors, including quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, loss of one or more customers, additions or departures of key personnel, future sales of common stock and stock market price and volume fluctuations. In addition, general political and economic conditions such as a recession, or interest rate or currency rate fluctuations may adversely affect the market price of our common stock.

         In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of our common stock. Often, price fluctuations are unrelated to operating performance of the specific companies whose stock is affected. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. If we were subject to this type of litigation in the future, we could incur substantial costs and a diversion of our management's attention and resources, each of which could have a material adverse effect on our revenue and earnings. Any adverse determination in this type of litigation could also subject us to significant liabilities.

         ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

         Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains "forward-looking statements" that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management's goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

         Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

         o our failure to implement our business plan within the time period we originally planned to accomplish; and

         o        other factors  discussed  under the headings  "Risk  Factors,"
                  "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder's common stock will belong to that selling shareholder.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table presents information regarding the beneficial ownership of our common stock as of May 9, 2006 and as adjusted to reflect the sale of the common stock in this offering by:

         o        each  of  the  executive   officers   listed  in  the  summary
                  compensation table;

         o        each of our directors;

         o        all of our directors and executive officers as a group;

         o each shareholder known by us to be the beneficial owner of more than 5% of our common stock; and

         o        each of the selling shareholders.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options from the company that are currently exercisable or exercisable within 60 days of May 9, 2006 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         The information presented in this table is based on 26,057,200 shares of our common stock outstanding on April 16, 2006. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o Blue Holdings, Inc., 5804 E. Slauson Ave., Commerce, California 90040.


                                                   NUMBER OF SHARES                         NUMBER OF SHARES
                                                  BENEFICIALLY OWNED                       BENEFICIALLY OWNED
                                                  PRIOR TO OFFERING                          AFTER OFFERING
------------------------------------------   --------------------------                  -----------------------
                                                          PERCENTAGE OF     NUMBER OF              PERCENTAGE OF
                                                             SHARES       SHARES BEING                 SHARES
NAME OF BENEFICIAL OWNER                       NUMBER      OUTSTANDING       OFFERED     NUMBER     OUTSTANDING
------------------------------------------   ----------   -------------   ------------   -------   -------------
EXECUTIVE OFFICERS AND DIRECTORS:
Paul Guez (1).......................         18,763,647       72.0%         18,433,647   330,000        1.3%
Patrick Chow (2)....................            130,000         *               30,000   100,000         *
Kevin R. Keating (3)................             68,983         *               34,483    34,500         *
Marshall Geller (4).................              1,500         *                 --       1,500         *
Gary Freeman (5)....................             12,000         *                 --      12,000         *
Robert G. Lynn (6)..................             11,500         *                 --      11,500         *
Irene Guez (7)......................             67,000         *                 --      67,000         *
Gregory Abbou (8)...................             62,500         *                 --      62,500         *
All 9 directors and executive
   officers as a group (9)..........         19,117,130       73.0%         18,498,130   619,000        2.4%

                                                   NUMBER OF SHARES                         NUMBER OF SHARES
                                                  BENEFICIALLY OWNED                       BENEFICIALLY OWNED
                                                  PRIOR TO OFFERING                          AFTER OFFERING
------------------------------------------   --------------------------                  -----------------------
                                                          PERCENTAGE OF     NUMBER OF              PERCENTAGE OF
                                                             SHARES       SHARES BEING                 SHARES
NAME OF BENEFICIAL OWNER                       NUMBER      OUTSTANDING       OFFERED     NUMBER     OUTSTANDING
------------------------------------------   ----------   -------------   ------------   -------   -------------
5% SHAREHOLDERS:
                                                                                            --          --
Elizabeth Guez (10).................         18,763,647       72.0%         18,433,647   330,000        1.3%
Meyer Abbou                                   1,284,741        4.9%          1,284,741      --          --
Philippe Naouri                               1,194,741        4.6%          1,194,741      --          --
Alexandre Caugant                             1,364,741        5.2%          1,364,741      --          --

OTHER SELLING SHAREHOLDERS:
Keating Reverse Merger Fund, LLC (10)           665,020        2.6%            665,020      --          --
5251 DTC Parkway, Suite 1090
Greenwood Village, Colorado 80111
Woodman Management Corporation (11)             283,000        1.1%            283,000      --          --
 3940 Laurel Canyon Boulevard, Suite 327
 Studio City, California 91604
Alan Kersh (12)                                  61,449         *               61,449      --          --
c/o Savoy Capital Advisors Inc.
689 Fifth Avenue, 14th Floor
New York, NY 10022

TOTAL:                                       23,970,822       91.5%         23,351,822   619,000        2.4%


*        Less than 1%

(1) Consists of 16,576,147 shares of common stock beneficially held by Mr. Guez, and 2,187,500 shares of common stock beneficially held by Mr. Guez' spouse, Elizabeth Guez.

(2) Includes 100,000 shares of common stock that may be acquired from the Company within 60 days of May 9, 2006 upon the exercise of outstanding stock options.

(3) Includes 12,000 shares of common stock that may be acquired from us within 60 days of May 9, 2006 upon the exercise of outstanding stock options. Kevin R. Keating, a director of the company, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund, a selling shareholder. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

(4) Consists of 1,500 shares of common stock that may be acquired from us within 60 days of May 9, 2006 upon the exercise of outstanding stock options.

(5) Consists of 12,000 shares of common stock that may be acquired from the Company within 60 days of May 9, 2006 upon the exercise of outstanding stock options.

(6) Consists of 11,500 shares of common stock that may be acquired from the Company within 60 days of May 9, 2006 upon the exercise of outstanding stock options.

(7) Consists of 67,000 shares of common stock. Ms. Guez is the daughter of Paul Guez, our Chairman, Chief Executive Officer and President.

(8) Consists of 62,500 shares of common stock. Mr. Abbou is the husband of Irene Guez and the son-in-law of Paul Guez, our Chairman, Chief Executive Officer and President.

(9) Includes 137,000 shares of common stock that may be acquired from the Company within 60 days of May 9, 2006 upon the exercise of outstanding stock options.

(10)     Consists of 2,187,500 shares of common stock  beneficially  held by Ms.
         Guez, and 16,576,147 shares of common stock beneficially held by Ms. Guez' spouse, Paul Guez. Ms. Guez resigned from her position as Chief Operating Officer effective December 12, 2005.

(11) Consists of 665,020 shares of common stock. Keating Investments, LLC is the managing member of this selling shareholder. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Timothy Keating, the President and principal member of Keating Investments, LLC, exercises voting and investment authority over the shares held by this selling shareholder. Timothy Keating is the son of Kevin R. Keating, a director of the company. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund.

(12) Consists of 283,000 shares of common stock. David Weiner exercises voting and investment authority over the shares held by this selling shareholder. Mr. Weiner resigned from our Board of Directors effective July 28, 2005.

(13)     Consists of 61,449 shares of common stock.

                           RELATED PARTY TRANSACTIONS

                     RELATIONSHIPS WITH SELLING SHAREHOLDERS

         Other than the transactions described below, since September 13, 2004 (inception of Antik and Taverniti) there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

         o        in which the amount involved exceeds $60,000; and

         o in which any director, executive officer, other stockholders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

TRANSACTIONS WITH PAUL AND ELIZABETH GUEZ

         During the twelve months ended December 31, 2005, we purchased $617,604 of fabric and $2,276,386 of finished goods from Blue Concept which is co-owned by Paul Guez and Elizabeth Guez. Paul Guez is the majority stockholder, Chairman, Chief Executive Officer and President of the Company. Elizabeth Guez is the wife of Paul Guez and was also the Chief Operating Officer of the Company until her resignation in December 2005. Paul Guez was also the Chief Executive Officer of Blue Concept but resigned from that company in December 2005. During the twelve months ended December 31, 2005, we sold to Blue Concept $67,476 of fabric.

         During the twelve months ended December 31, 2005, we sold finished goods for $855,651 to companies owned by Paul Guez., Out of that amount, $741,340 were sold to Blue Concept Europe Limited.

         Azteca Production International Inc. is one of our contractors in Mexico and is co-owned by Paul Guez. In fiscal 2005, we paid them a total of $2,122,000 in sewing and processing charges. Azteca is a principal manufacturer for Taverniti So Jeans LLC.

         On October 31, 2005, we entered into an Exchange Agreement ("Taverniti Exchange Agreement") with Taverniti. Under the Taverniti Exchange Agreement, we acquired all of the membership interests of Taverniti ("Taverniti Interests") from the members of Taverniti ("Taverniti Members"), and the Taverniti Members contributed all of their Taverniti Interests to us. In exchange, we issued to the Taverniti Members, on a pro rata basis, an aggregate of 500,000 shares of the Common Stock, par value $0.001 per share, of the Company, and paid to the Taverniti Members, on a pro rata basis, an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000). At the closing of the exchange transaction with Taverniti, Taverniti became our wholly-owned subsidiary. Paul Guez was the sole manager and a member of Taverniti. Elizabeth Guez was also a member of Taverniti. Two other members of Mr. and Mrs. Guez's family, including Gregory Abbou, the President of Taverniti and Mr. And Mrs. Guez's son-in-law, were the remaining members of Taverniti. The Company's acquisition of Taverniti was approved by a majority of our Board of Directors including all of our independent directors.

         Taverniti is the exclusive licensee for the design, development, manufacture, sale, marketing and distribution of the "Taverniti So Jeans" trademark in the denim and knit sports wear categories for men and women. It is paying royalties to Taverniti Holdings LLC in the ranges of 5-8 percent depending on the net sales of the licensed products pursuant to a license agreement with Taverniti Holdings LLC. Taverniti Holdings LLC is jointly owned by Paul Guez (60%) and Jimmy Taverniti (40%), the designer of the products for the brand, and Mr. Guez is the sole manager. The license agreement was signed in

May 2004 and expires on December 31, 2015. Royalties for the year ended December 31, 2005 amounted to $507,897.

         On October 6, 2005, we entered into a ten-year License Agreement, effective October 5, 2005, with Yanuk Jeans LLC. Under the terms of the License Agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk Jeans LLC's "U" brand products to the wholesale and retail trade. We pay to Yanuk Jeans LLC a royalty of five percent (5%) of all net sales of the products licensed under the agreement and a guaranteed minimum royalty on an annual basis as further set forth in the License Agreement. In addition, during the term of the License Agreement, we have the option to purchase from Yanuk Jeans LLC the property licensed under the License Agreement, consisting of certain trademark applications and a copyright, at the fair market value of such property on the date of the exercise of the purchase option. Yanuk Jeans LLC is wholly-owned by Paul Guez. The License Agreement was approved by a majority of our Board of Directors including all of our independent directors. We did not ship any goods under the brand in 2005.

         On August 27, 2005, we opened a retail store in Los Angeles and assumed all the obligations of a ten-year property lease which was entered into by Blue Concept in April, 2005. The lease is guaranteed by Paul and Elizabeth Guez. Our entry into the property lease was approved by a majority of our Board of Directors including all of our independent directors.

         On July 5, 2005, we entered into a ten-year License Agreement, effective July 1, 2005, with Yanuk Jeans LLC. Under the terms of the License Agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk Jeans LLC's "Yanuk" brand products to the wholesale and retail trade. We pay to Yanuk Jeans LLC a royalty of six percent (6%) of all net sales of the products licensed under the agreement and a guaranteed minimum royalty on a quarterly basis as further set forth in the License Agreement. In addition, during the term of the License Agreement, we have the option to purchase from Yanuk Jeans LLC the property licensed under the License Agreement, consisting of certain trademarks and a design patent, at the fair market value of such property on the date of the exercise of the purchase option. Yanuk Jeans LLC is wholly-owned by Paul Guez. The License Agreement was approved by a majority of our Board of Directors including all of our including all of our directors independent of and not affiliated with Yanuk Jeans LLC. Royalties for the six months ended December 31, 2005 totaled $223,773.

         The cost of operations at our Commerce facility and our Los Angeles and New York showrooms are shared by several companies. In 2005, the cost was allocated pursuant to a service agreement ("Service Agreement") with Blue Concept, which was dated to be effective May 18, 2005. We utilized approximately 67,000 sq. ft of the Commerce, California facility and paid approximately $15,000 per month pursuant to this agreement with Blue Concept. The Service Agreement with Blue Concept also provided that (i) in consideration of a monthly service fee of $78,500, Blue Concept provided us services in the following areas: MIS, human resources, sales, customer service, EDI Support, quality control, purchasing, import/export services, graphic design, laundry and distribution; and (ii) we shared with Blue Concept 15% of the actual telephone, utilities and office supply expenses incurred by Blue Concept, as evidenced by actual invoices presented to us. The Service Agreement was approved by a majority of our Board of Directors including all of our directors independent of and not affiliated with Blue Concept. During the period from inception, September 13, 2004, to December 31, 2004 and for the twelve months ended December 31, 2005, the Company reimbursed $390,185 and $1,548,420, respectively, for these expenses. Since January 1, 2006, we are utilizing approximately 73,000 sq. ft. of the Commerce facility. Under a sublease agreement signed on April 27, 2006 with Azteca Production International, Inc., we have contracted to pay $19,030 per month for the use of this facility. We are also sharing the rents of the Los Angeles and New York showrooms with Blue Concept LLC according to the actual space we utilize.

         On April 14, 2005, we entered into an Exchange Agreement ("Antik Exchange Agreement") with Antik. The closing of the transactions contemplated by the Antik Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the membership interests of Antik ("Antik Interests") from the members of Antik ("Antik Members"), and the Antik Members contributed all of their Antik Interests to us. In exchange, we issued to the Antik Members 843,027 Preferred Shares, which, as a result of the approval by a substantial majority of our outstanding stockholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc., (ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis. Paul Guez is the sole manager of Antik and was a member of Antik. Philippe Naouri, the President of Antik was also a member of Antik.

         Pursuant to the provisions of the Antik Exchange Agreement, the Antik Members agreed that, in the event that our stockholders' equity (on a consolidated basis following the closing of the transactions contemplated by that agreement) as reported in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 (the "Consolidated Equity") was less than $5,000,000, the members would contribute, within fifteen (15) days following the filing of such periodic report, equity capital to us in an amount equal to the difference between $5,000,000 and the actual Consolidated Equity reported in such periodic report ("Required Contribution"). In the case of such Required Contribution, each of the Antik Members agreed that no additional shares of the our capital stock would be issued in consideration of such Required
Contribution, and therefore, the existing stockholders, including the Antik Members, would not be further diluted.

         On June 27, 2005, we, Antik, the Antik Members and KRM Fund, a beneficiary of certain provisions of the Exchange Agreement, amended the Exchange Agreement to require that the Required Contribution is to be made, if at all, in connection with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005. The Company's Consolidated Equity as of September 30, 2005 was $5,570,413 and no such additional contribution by the Antik Members was required.

         On February 28, 2005, in accordance with the provisions of the Operating Agreement of Antik, Paul Guez contributed piece goods inventory with a fair market value at cost of $1,200,000 to Antik. During fiscal 2005, Mr. Guez has also contributed $686,200 in cash to the Company. From time to time, he also supports the Company with temporary advances. As of December 31, 2005, the Company had advances totaling $96,875 from Mr. Guez.

         Antik was a party to an allocation letter agreement dated January 2, 2005 with Blue Concept pursuant to which, for the year ended December 31, 2005, the parties agreed to allocate, and Antik was ultimately liable for, operating expenses of Blue Concept allocable to Antik. The allocations were to be on terms no less favorable than those that could be reasonably obtained in arms' length transactions with independent third parties and were to be subject to final approval by Antik's, or its successor's, audit committee, as applicable. The allocation agreement applied to, among other matters, employees of Blue Concept providing services to or on behalf of Antik, and covered salaries, payroll taxes, and various employment benefits and benefit plans, including medical, dental and 401(k) plans for such employees. The allocation agreement also applied to other expenses consisting of utilities, common area services, rent, insurance and other office services. This allocation agreement was terminated in consideration for the Service Agreement described above.

         Antik was a party to a similar allocation letter agreement dated December 31, 2004 with Blue Concept, for the period from inception through December 31, 2004. Pursuant to this letter agreement, Antik was allocated approximately $104,049 per month of operating expenses allocable to its operations, or a total of $390,185 for the entire period. Antik has confirmed that such allocations were made on terms no less favorable than those that could be reasonably obtained in arms' length transactions with independent third parties.

         During the period from inception through December 31, 2004, Paul Guez and several companies co-owned by Paul Guez, provided advance loans to Antik in the form of inventory with a fair market value at cost, or cash for working capital purposes, in an amount equal to $246,857. The advances were unsecured and non-interest bearing, with no formal terms of repayment. As of December 31, 2005, the principal amount outstanding for such advances was equal to $96,875.

         Advances made by the Company's, Antik's and Taverniti's factor are collateralized by non-factored accounts receivable, inventories, general intangibles and personal guarantees executed by Paul Guez and The Paul and Elizabeth Guez Living Trust dated February 13, 1998 (the "Guez Living Trust"). The guarantees provide that the factor may pursue claims against Mr. Guez and the Guez Living Trust in the event that the Company, Antik or Taverniti, as applicable, defaults on its obligations to the factor.

         In consideration for his initial membership interests in Antik, which were subsequently exchanged for Preferred Shares in the Antik exchange transaction, Mr. Guez contributed cash in the amount of $500,000 and certain trademark applications, and agreed to contribute up to an additional $3,200,000 of cash and/or property as was to be required by him acting as Manager of Antik. In February 2005, Mr. Guez contributed the piece goods inventory described above.

PATRICK CHOW

         On September 2, 2005, in connection with the acquisition by Patrick Chow, our Chief Financial Officer, of an aggregate of 30,000 shares of our common stock in a private transaction not related to the Company, we agreed to provide Mr. Chow with registration rights with respect to the resale of those shares. It is pursuant to that agreement that we have agreed to register for resale the shares held by Mr. Chow on the Post-Effective Amendment of which this prospectus is a part. On October 24, 2005, the Board of Directors authorized the issuance to Mr. Chow of a stock option grant under our 2005 Stock Incentive Plan providing for the right to acquire 300,000 shares of our common stock at $7.40 per share. The option expires on October 24, 2015.

KEVIN R. KEATING / KRM FUND

         On January 11, 2005, Mr. Jeff Jordan entered into a Securities Purchase Agreement ("Purchase Agreement") with Keating Reverse Merger Fund, LLC ("KRM Fund"), under which KRM Fund agreed to purchase, and Mr. Jordan agreed to sell, an aggregate of 15,306,500 shares of our common stock (on a pre-reverse-stock-split basis) owned by him for a purchase price of $440,000, or $0.029 per share.

         On January 20, 2005, we entered into an Assumption Agreement with Mr. Jordan and Intellijet Marine, Inc. ("Intellijet"), a Nevada corporation that we established as a wholly-owned subsidiary. Under the Assumption Agreement, we transferred all of our assets, except for 21,822,570 shares of common stock of Intellijet and approximately $2,500 in cash, to Intellijet. Intellijet agreed to assume all of our liabilities and obligations and to indemnify us for any loss we incur with respect to the assumed liabilities. Mr. Jordan and Intellijet also agreed to release us from any and all obligations and claims whatsoever.

         On February 4, 2005, we completed the distribution of all 21,822,570 shares of common stock of Intellijet owned by us pro rata to our shareholders of record as of January 24, 2005. Pursuant to the distribution, each of our shareholders received one share of common stock of Intellijet for each one share of our common stock owned of by our shareholders on the record date. Intellijet is now an independent company and will continue to operate our former business of developing marine jet propulsion technology; supplying mechanical components under the Quick JetTM brand name; and licensing boat manufacturers to produce boats incorporating Intelllijet's systems.

         Mr. Jordan completed the sale of his shares to KRM Fund on February 9, 2005.

         On February 17, 2005, we entered into a contract with Vero Management, LLC ("Vero") for managerial and administrative services. Vero was not engaged to provide, and Vero did not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating, a director and selling shareholder, is the manager of Vero. The term of the contract was for one year. In consideration of the services provided, Vero was paid $1,000 for each month in which services are rendered. The agreement with Vero terminated on the closing date of the exchange transaction with Antik.

         On February 17, 2005, we issued 34,483 shares of our common stock (on a post-reverse-stock-split basis) to Kevin R. Keating, our sole officer and director at the time, for services rendered to us with a fair value of $10,000.

         On February 17, 2005, we issued 172,414 shares of our common stock (on a post-reverse-stock-split basis) to KRM Fund for an aggregate purchase price of $50,000.

         Kevin R. Keating, a director of the company, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund, which is a selling shareholder and, prior to the closing date of the exchange transaction with Antik, was our majority shareholder. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

         Mr. Keating is also an affiliate of Brookstreet Securities Corporation, a registered broker-dealer.

         On August 5, 2005, the Board of Directors authorized the issuance to Mr. Keating stock option grants under our 2005 Stock Incentive Plan providing for the right to acquire 32,000 shares of our common stock at $8.10 per share. The options expire on August 5, 2015.

         At the closing date of the exchange transaction with Antik, we entered into a certain financial advisory agreement with Keating Securities, LLC under which Keating Securities, LLC was compensated by us for its advisory services rendered to us in connection with the closing of the exchange transaction. The transaction advisory fee was $350,000, with the payment thereof made at the closing.

TRANSACTIONS WITH OTHER SELLING SHAREHOLDERS

FORMER MEMBERS OF ANTIK DENIM,  L.L.C. - PHILIPPE  NAOURI,  ALEX CAUGANT,  MEYER
ABBOU

         Antik executed a letter agreement dated March 21, 2005 with Messrs. Naouri and Caugant, two of its principal designers and former members, pursuant to which Antik agreed that, to the extent Antik closed its exchange transaction with the Company, Antik would, or would use its best efforts to cause the Company to, enter into employment agreements with each of Messrs. Naouri and Caugant whereby such individuals would (i) perform fashion design services for Antik or us, (ii) be entitled to receive annual salaries of $240,000, plus bonuses based on net sales arising from "Antik Denim" brand apparel, and (iii) be entitled to receive such other benefits as Antik or we may elect to offer to our other employees from time to time.

         On April 14, 2005, we entered into an Exchange Agreement ("Antik Exchange Agreement") with Antik. The closing of the transactions contemplated by the Antik Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the membership interests of Antik ("Antik Interests") from the members of Antik ("Antik Members"), and the Antik Members contributed all of their Antik Interests to us. In exchange, we issued to the Antik Members 843,027 Preferred Shares, which, as a result of the approval by a substantial majority of our outstanding stockholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc., (ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis. Paul Guez is the sole manager of Antik and was a member of Antik. Philippe Naouri, the President of Antik was also a member of Antik.

         Pursuant to the provisions of the Antik Exchange Agreement, the Antik Members agreed that, in the event that our stockholders' equity (on a consolidated basis following the closing of the transactions contemplated by that agreement) as reported in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 (the "Consolidated Equity") was less than $5,000,000, the members would contribute, within fifteen (15) days following the filing of such periodic report, equity capital to us in an amount equal to the difference between $5,000,000 and the actual Consolidated Equity reported in such periodic report ("Required Contribution"). In the case of such Required Contribution, each of the Antik Members agreed that no additional shares of the our capital stock would be issued in consideration of such Required
Contribution, and therefore, the existing stockholders, including the Antik Members, would not be further diluted.

         On June 27, 2005, we, Antik, the Antik Members and KRM Fund, a beneficiary of certain provisions of the Exchange Agreement, amended the Exchange Agreement to require that the Required Contribution is to be made, if at all, in connection with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005. The Company's Consolidated Equity as of September 30, 2005 was $5,570,413 and no such additional contribution by the Antik Members was required.

         Under the terms of Antik's Operating Agreement dated to be effective September 13, 2004 (the "Operating Agreement"), by and among the Antik Members, Messrs. Naouri, Caugant and Abbou were entitled to receive, and were receiving since September 13, 2004, distributions under the Operating Agreement. Since inception through December 31, 2004, such distributions totaled $79,190. At the closing of the transactions contemplated by the Exchange Agreement with Antik, the terms and conditions of the Operating Agreement terminated and those Antik Members previously receiving distributions are no longer entitled to such distributions.

         In consideration for their initial membership interests in Antik, which were subsequently exchanged for shares of the preferred stock of Blue Holdings in its exchange transaction with Antik, Messrs. Naouri and Caugant contributed certain property consisting of trademark and patent applications, as well as proprietary design concepts and artwork, and Mr. Abbou contributed $250,000 in cash.

         On July 8, 2005, Antik entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri's employment agreement, as amended, Mr. Naouri was engaged as the President of Antik Denim, LLC, in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the "Antik Denim" trademark, for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri receives an annual salary of $240,000 and is entitled to participate in our bonus, incentive stock option, savings and retirement plans as such plans become available. On November 14, 2005, Antik engaged Mr. Naouri to serve as its President. The parties to the Employment Agreement have agreed to resolve all disputes arising under the Employment Agreement through binding arbitration. Mr. Naouri continues to provide services to Antik pursuant to his Employment Agreement, however, effective April 12, 2006, Mr. Naouri resigned his position as President of Antik to focus on his design responsibilities. Mr. Naouri will continue with Antik as senior vice president of design in charge of the design, development and merchandising of apparel and related accessories bearing the "Antik Denim" trademark.

         On November 14, 2005, Antik entered into an Employment Agreement with Mr. Caugant. Mr. Caugant was engaged by Antik as a Senior Vice President for a term of 5 years commencing on November 14, 2005 and terminating on November 13, 2010. Mr. Caugant will receive an annual salary of $240,000 and is entitled to participate in our bonus, incentive, stock option, savings, welfare benefit and retirement plans as he becomes eligible. Mr. Caugant continues to provide services to Antik pursuant to his Employment Agreement with the Company. The parties to the Employment Agreement have agreed to resolve all disputes arising under the Employment Agreement through binding arbitration.

         In May 2006, as an inducement for us to continue to include Messrs. Naouri, Caugant and Abbou in this Registration Statement, we entered into separate Lock-Up Letter Agreements with each of them pursuant to which each individual Selling Shareholder agreed to not transfer the remaining shares held by them, other than 400,000, 350,000, and 350,000 shares held by Messrs. Naouri, Caugant and Abbou, respectively, for a period of twelve (12) months following the date of each such agreement. Under the terms of the agreements, we are permitted to waive the restriction in our sole and absolute discretion.

WOODMAN MANAGEMENT CORPORATION

         On August 3, 2005, in connection with the acquisition by Woodman Management Corporation ("WMC") of an aggregate of 500,000 shares of our common stock in a private transaction not related to the Company, we agreed to provide WMC with registration rights with respect to the resale of those shares. It is pursuant to that agreement that we have agreed to register for resale the shares held by WMC on the Post-Effective Amendment of which this prospectus is a part. WMC's sole officer and director, and 100% shareholder, is David Weiner, a former director on our Board of Directors. Mr. Weiner resigned from our Board of Directors effective June 28, 2005 for personal reasons.

ALAN KERSH

         Pursuant to an oral agreement entered into between Antik and Savoy Capital Advisors Inc. on March 24, 2005, we issued to Mr. Kersh on August 18, 2005, in accordance with a certain Restated Finders Agreement, 102,079 shares of our common stock (on a post-reverse-stock-split basis) in consideration for certain finder services provided in connection with the exchange transaction with Antik. It is pursuant to that agreement that we have agreed to register for resale the shares held by Mr. Kersh on the Post-Effective Amendment of which this prospectus is a part. The issuance of the shares of common stock to Mr. Kersh was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were valued at $177,617, the market price of the stock at the date of the agreement and have been reflected as expenses relating to the exchange transaction.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the NASDAQ Capital Market or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

         o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in making short sales or in transactions to cover short sales;

         o        put or call option transactions relating to the shares; and

         o        any other method permitted under applicable law.

         The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the

Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling security holder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transactions.

         In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Sherman Oaks, California, will pass upon the validity of the common stock offered by this prospectus for us.

                                     EXPERTS

         The consolidated financial statements of Blue Holdings Inc. and subsidiaries, as of December 31, 2005 and December 31, 2004, respectively, and for the periods from September 13, 2004 (inception) through December 31, 2004, and January 1, 2005 through December 31, 2005, incorporated by reference into this Prospectus and Registration Statement have been audited by Weinberg & Company, P.A., independent registered accountants, as set forth on its reports thereon incorporated by reference, and are included in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation and bylaws, each as amended, provide that we shall be entitled but not obligated to indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the Nevada Revised Statutes, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment).

         Insofar as indemnification for claims arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against
public  policy  as  expressed  in  the   Securities   Act  and  is,   therefore,
unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov. Our web site can be accessed at http://www.blueholdings.com.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's Public Reference Room and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-KSB for the year ended December 31, 2005 as filed on March 23, 2006 (File No. 000-33297);

         2. Our Amendment No. 1 to our Annual Report on Form 10-KSB for the year ended December 31, 2005 as filed on May 8, 2006 (File No. 000-33297);

         3. Our Quarterly Report on Form 10-QSB for the period ended March 31, 2006 as filed on May 15, 2006 (File No. 000-33297);

         4. Our Current Report on Form 8-K/A as filed on January 6, 2006 (File No. 000-33297);

         5. Our Current Report on Form 8-K as filed on February 16, 2006 (File No. 000-33297);

         6. Our Current Report on Form 8-K as filed on March 7, 2006 (File No. 000-33297);

         7. Our Current Report on Form 8-K as filed on April 5, 2006 (File No. 000-33297);

         8. Our Definitive Proxy Statement on Schedule 14A as filed on April 6, 2006 (File No. 000-33297);

         9. Our Current Report on Form 8-K as filed on April 14, 2006 (File No. 000-33297);

         10. Our Current Report on Form 8-K as filed on April 21, 2006 (File No. 000-33297);

         11. Our Current Report on Form 8-K as filed on May 3, 2006 (File No. 000-33297);

         12. Our Current Report on Form 8-K as filed on May 11, 2006 (File No. 000-33297);

         13. The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 10-SB as filed on October 31, 2001 (File No. 000-33297), including any amendment or report filed for the purpose of updating such description; and

         14. All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to May 17, 2006, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at Blue Holdings, Inc., 5804 E. Slauson Ave., Commerce California 90040, telephone number (323) 725-5555, Attention: Patrick Chow, Chief Financial Officer.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                          AMOUNT
                                                                         -------
Registration fee - Securities and Exchange Commission................... $26,784
Legal fees and expenses................................................. $25,000
Accounting fees and expenses............................................ $10,000
Miscellaneous expenses.................................................. $1,000
                                                                         =======
     Total.............................................................. $62,784

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

         We have entered into separate but identical Indemnification agreements (the "Indemnification Agreements") with each of our directors and executive officers (the Indemnitees"). Pursuant to the terms and conditions of the Indemnification Agreements, we indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of us or our subsidiaries, provided, however, that the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

         A shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Reference is made to the following documents filed as exhibits to this Post-Effective Amendment regarding relevant indemnification provisions described above and elsewhere herein:

                                                                         EXHIBIT
EXHIBIT DOCUMENT                                                          NUMBER
--------------------------------------------------------------------     -------
Articles of Incorporation of Registrant, as amended ................         4.1
Bylaws of Registrant ...............................................         4.2
Form of Indemnification Agreement ..................................        10.7

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      The following exhibits are filed herewith:

                  See attached Exhibit Index.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (a)      Rule 415 Offering

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information on the plan of distribution;

                  (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3)      To   remove   from   registration   by   means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e)      Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (g)      Rule 430C Undertaking

         Each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Commerce, State of California, on May 17, 2006.

BLUE HOLDINGS, INC.
(Registrant)


By:  /S/ PAUL GUEZ                             By:  /S/ PATRICK CHOW
   -------------------------------------          ------------------------------
   Paul Guez                                      Patrick Chow
   Chief Executive Officer and President          Chief Financial Officer and
   (Principal Executive Officer)                  Secretary (Principal Financial
                                                  and Accounting Officer)

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints each of Paul Guez and Patrick Chow as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration
Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       SIGNATURE                        TITLE                          DATE

/S/ PAUL GUEZ                   Chairman of the Board              May 17, 2006
--------------------------      of Directors, Chief
Paul Guez                       Executive Officer and
                                President

/S/ PATRICK CHOW                Chief Financial Officer            May 17, 2006
--------------------------      (Principal Financial and
Patrick Chow                    Accounting Officer)

/S/ GARY FREEMAN                Director                           May 17, 2006
--------------------------
Gary Freeman

/S/ MARSHALL GELLER             Director                           May 17, 2006
--------------------------
Marshall Geller

/S/ KEVIN KEATING               Director                           May 17, 2006
--------------------------
Kevin Keating

/S/ ROBERT G. LYNN              Director                           May 17, 2006
--------------------------
Robert G. Lynn

                                  EXHIBIT INDEX

EXHIBIT
NUMBER   EXHIBIT TITLE
-------  -----------------------------------------------------------------------
2.1 Exchange Agreement dated April 14, 2005, among Blue Holdings, Inc. (formerly known as Marine Jet Technology Corp.), Antik Denim, L.L.C., each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (1)

2.2 First Amendment to Exchange Agreement dated June 27, 2005, among Blue Holdings, Inc., Antik Denim, L.L.C., each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (2)

2.3 Exchange Agreement dated October 31, 2005, among Blue Holdings, Inc., Taverniti So Jeans, LLC, and the members of Taverniti So Jeans, LLC.
         (3)

4.1      Articles of Incorporation of the Registrant filed February 9, 2000. (4)

4.1.1 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (4)

4.1.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (4)

4.1.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (5)

4.2      Bylaws of the Registrant adopted February 12, 2000. (4)

5.1      Opinion of Stubbs Alderton & Markiles, LLP (6)

10.1 Form of Lock-Up Letter Agreement entered into with certain Selling Shareholders

23.1     Consent of Stubbs  Alderton & Markiles,  LLP (including in Exhibit 5.1)
         (6)

23.2     Consent of Weinberg & Company, P.C.

24.1 Power of Attorney (included as part of the Signature Page of this Post-Effective Amendment).

99.1 2005 Stock Incentive Plan and Form of Stock Option Agreement of the Registrant. (5)
----------
(1) Filed previously as Exhibit 2.5 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 15, 2005, and incorporated herein by this reference.

(2) Filed previously as Exhibit 2(e) to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on June 30, 2005, and incorporated herein by this reference.

(3) File previously as Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on October 31, 2005, and incorporated herein by this reference.

(4) Filed previously as an exhibit to the Registrant's Form 10-SB Registration Statement (File #: 000-33297), filed with the Securities and Exchange Commission on October 31, 2001, and again on May 1, 2002, and incorporated herein by this reference.

(5) Filed previously as an exhibit to the Registrant's Form S-8 Registration Statement (File #: 333-127723), filed with the Securities and Exchange Commission on August 19, 2005, and incorporated herein by this reference.

(6)      Previously filed.

                                      EX-1